                 AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT
                 -----------------------------------------------

This Agreement between those NUVEEN INVESTMENT COMPANIES (each such investment company and each investment company made subject to this Agreement in accordance with Section 19 herein, be referred to as a "Fund" and collectively as the "Funds") listed on Appendix A hereto (hereinafter "Appendix A" as it may be amended from time to time), which may be Massachusetts business trusts or have such other form of organization as may be indicated, and STATE STREET BANK and TRUST COMPANY, a Massachusetts trust company (the "Custodian").

                                   WITNESSETH:

WHEREAS, the Funds and the Custodian have entered into a Master Custodian Agreement, dated as of April 19, 2002 (as amended and in effect, the "Master Custodian Agreement");

WHEREAS, the Funds and the Custodian desire to replace such existing Master Custodian Agreement with this Amended and Restated Master Custodian Agreement;

WHEREAS, the Funds are registered under the Investment Company Act of 1940 and each Fund has appointed the Bank to act as its Custodian;

WHEREAS, the Funds may be authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, each Fund so authorized intends that this Agreement be applicable to each of its series set forth on Appendix A (each such series together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 20 herein, be referred to as a "Portfolio" and collectively as the "Portfolios").

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.      EMPLOYMENT OF CUSTODIAN AND PROPERTY TO BE HELD BY IT

Each Fund hereby employs the Custodian as the custodian of the assets of the Portfolios of the Fund, including securities which the Fund, on behalf of the applicable Portfolio desires to be held in places within the United States ("domestic securities") and securities it desires to be held outside the United States ("foreign securities"). Each Fund, on behalf of its Portfolio(s), agrees to deliver to the Custodian all securities, cash, or other assets of such Portfolios, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by it from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest of each Fund representing interests in its Portfolios ("Shares") as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio held or received by the Fund and not delivered to the Custodian.